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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Superior Galleries, Inc on Amendment No. 2 to Form SB-2 of our report, dated July 27, 2004, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 27, 2004, relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.



/s/ SINGER LEWAK GOLDSTEIN & GREENBAUM LLP

Los Angeles, California
January 7, 2005